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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D. C.  20549





                                       FORM 8-K





                                    CURRENT REPORT
        PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported):  FEBRUARY 22, 1999
                                                            -----------------


                           UNITED HEALTHCARE CORPORATION
                           -----------------------------
               (Exact name of registrant as specified in its charter)


            MINNESOTA                   0-10864                41-1321939
            ---------                   -------                ----------
  (State or other jurisdiction        (Commission            (IRS Employer
        of incorporation)             File Number)        Identification No.)



             300 Opus Center
           9900 Bren Road East
             Minnetonka, MN                                      55343
             --------------                                      -----
 (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:  (612) 936-1300
                                                     --------------

                                         N/A
            (Former name or former address, if changed since last report)

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Item 5.   Other Events

     On February 18, 1999 registrant, as part of an investor teleconference to discuss fourth quarter 1998 results, made the following remarks:

LEGISLATIVE TRENDS
On the government affairs front, a number of health care-related items are of particular interest to us - "Patient Bill of Rights" legislation; Medicare program reform; and confidentiality.

Health plan liability, definitions of medical necessity, and external review will be issues in the "Patient Bill of Rights" debate. Speculation now is that Republicans may push for completion of a non-controversial bill. Its elements of emergency room (prudent layperson) provisions, gag rule and designation of ob-gyns and pediatricians as primary care doctors are already features of our products and would not have material impact on our business.

Congressional action on Medicare will focus on two separate tracks: structural reform based on the Medicare Commission's recommendations (due in March), and short-term "technical" fixes to the Medicare + Choice program. For the Medicare Commission, the addition of a drug benefit and fundamental restructuring are issues that won't likely be seriously debated in Congress this year.

Medicare + Choice "fixes" may include adequacy of health plan payment and risk adjustment. We suspect changes will be made to the risk adjusters in 2000.

The confidentiality debate focuses on consent, allowable uses of identifiable health information, research use of non-identifiable and identifiable information, and preemption of existing state laws. We support the establishment of reasonable, uniform national standards.

The Department of Labor is continuing work on amending ERISA to establish minimum time frames for benefit claims review procedures, with hearings this week. It appears the DOL is re-examining the structure of key provisions. We expect this to be less of an issue than originally anticipated.

We expect continued local activity mirroring some of the federal issues but do not see any real impact on our own direction or operating results.

REGULATORY ACTIVITIES
We are subject, almost daily, to some form of regulatory audit, review or inquiry. This has in fact been true for several years. We not only dedicate considerable resource to proactive compliance efforts but to audit support and response activities as well. This is a very normal expectation for this industry. We do not have any matters that we believe are likely to have a material exposure.


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REGISTRATION STATEMENT REVIEW
As I mentioned in the Salomon Smith Barney session last week, the Securities and Exchange Commission is reviewing our Shelf Registration filing. We have not been reviewed since 1991 and with our realignment charge and level of acquisition activity we fully expected to be subject to a staff review. It is not an investigation. Their review, of course, has inquired about the realignment charge, in process R&D, goodwill amortization lives, loss contracts and language. We have responded but the review is not complete so we can't comment further. But we obviously believe our positions are fully supported and appropriate. It is important to note that our auditors fully concur with these positions as well.

LITIGATION TRENDS
Recent judicial proceedings -- very large punitive damage awards by juries and court rulings extending liability theories -- are industry factors. Historically, we have managed our member coverage disagreements actively, quickly, and pragmatically. We intend to continue that approach and are hopeful that we will continue to see satisfactory results in this area. While it is too early to be certain, our experience with external review in the markets where we have it today suggests this approach will help reduce the number of our member benefit disputes that go to litigation, without significantly increasing our medical costs.

Y2K
Our Y2K remediation efforts are definitively on schedule with 67% of our code fully tested. Today, 12% is in testing for completion by the end of first quarter and 16% is scheduled for sunsetting in 1999. The remaining 5% is new code to be developed and certified in 1999. We are now focusing more of our
energies to other, related Y2K business risks.   Principally, these are:
Developing key supplier contingency plans; completing PC desktop remediation; making end user developed applications compliant; verifying facility readiness; and finalizing risk mitigation plans.


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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              UNITED HEALTHCARE CORPORATION



                              By  /s/ David J. Lubben
                                 --------------------------
                                    David J. Lubben
                                    General Counsel and
                                     Secretary

Date:     February 22, 1999


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